Exhibit 10.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 5, 2023 (the “Execution Date”), is entered into among Orbital Infrastructure Group, Inc., a Texas corporation (“Seller”) and Streeterville Capital, LLC, a Utah limited liability company (“Buyer”). Seller and Buyer are each a “Party” and collectively the “Parties.”

RECITALS

A.         Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of Gibson Technical Services, Inc., a Georgia corporation (the “Company”).

B.         On the terms and conditions of this Agreement, Buyer desires to purchase, and Seller desires to sell, the Shares, subject to the terms and conditions set forth herein and in accordance with section 363 of title 11 of the United States Code (the “Bankruptcy Code”) (such transaction, the “Contemplated Transaction”).

C.         On August 23, 2023 (the “Petition Date”), Seller, together with certain of its affiliates (each, a “Debtor” and, collectively, the “Debtors”), filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such proceeding, the “Chapter 11 Cases”).

D.         On the Petition Date, Seller filed a motion (the “Sale Motion”) with the Bankruptcy Court seeking entry of an order by the Bankruptcy Court approving the sale of the Shares to the Buyer under section 363(f) of the Bankruptcy Code, free and clear of all liens, claims, and interests of any kind and nature whatsoever. As part of the Sale Motion, Seller has requested from the Bankruptcy Court an order (the “Procedures Order”) setting forth a competitive bidding process open to all qualified bidders using this Agreement as a baseline. Following the entry of the Procedures Order, the Debtors, with the help of their professional advisors, undertook a marketing and competitive bidding process for the Shares in compliance with the Procedures Order. At the conclusion of the process, the Debtors determined that the Contemplated Transaction as set forth in this Agreement represented the highest and best offer for the Shares. A hearing (the “Sale Hearing”) is scheduled for October 5, 2023, requesting that the Bankruptcy Court enter an order (the “Sale Order”) granting the Sale Motion and approving and authorizing the Contemplated Transactions as set forth in this Agreement.

E.         The Seller, Buyer, the Company, and others are parties to those certain credit agreements, notes, security documents, pledge agreements, debentures and other agreements (“Prior Loan Documents”) evidencing or governing indebtedness, guarantees, or other obligations (together with all interest, penalties, fees and other amounts due by Seller in connection therewith, the “Secured Obligations”), including, without limitation, (i) that certain Forbearance and Investment Agreement, dated as of December 9, 2022, between Seller and Buyer, (ii) that certain Secured Promissory Note, dated as of December 9, 2022, between Seller and Buyer in the original principal amount of $42,113,840.90, (iii) that certain Security Agreement, dated as of December 9, 2022, between Buyer and Seller, (iv) that certain Forbearance and Investment Agreement, dated as of February 24, 2023, between Seller and Buyer, (v) that certain Secured Promissory Note, dated as of February 24, 2023, between Seller and Buyer in the original principal amount of $14,874,188.31, (vi) that certain Amended and Restated Forbearance and Line of Credit Agreement, dated as of March 6, 2023, among Seller, Buyer and the Company, (vii) that certain Amended and Restated Secured Promissory Note, dated as of March 6, 2023, among Seller, Buyer and the Company in the original principal amount of $20,931,076.84, and (viii) all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with the foregoing. As of the Petition Date, the outstanding balance on the Secured Obligations was $125,904,483.49, which is secured by, among other things, the Shares.

F.         On or shortly after the Petition Date, the Seller and Buyer, among others, entered into that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement (the “Debtor-in-Possession Credit Agreement”) evidencing funding and obligations owed as secured, superpriority, administrative claims against the Seller in, and in connection with, the Chapter 11 Cases, which has a maximum outstanding balance of $7,500,000.00 (with all obligations, including principal, interest, penalties and other amounts due by Seller thereunder being referred to collectively as the “DIP Obligations”).

G.         The Company may have obligations to Seller under that certain account payable in the amount of approximately $20,000,000.00, and the Seller may have obligations to the Company in the form of improper dividends, fraudulent transfer claims, and offsets (collectively, the “Intercompany Obligations”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants in this Agreement, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1    Purchase and Sale. Subject to the terms and conditions of this Agreement and under section 363 of the Bankruptcy Code, and the Sale Order authorizing and approving (among other things) the execution, delivery and performance of this Agreement by the Seller and the consummation of the Contemplated Transaction, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear under section 363(f) of the Bankruptcy Code of any lien, pledge, option, charge, tax assessment, security interest, deed of trust, encumbrance, hypothecation of any kind or any other right of third parties of any sort whatsoever, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, or any contingent sale or other title retention agreement in the nature thereof (each, an “Encumbrance”), except for restrictions on sale, transfer or assignment of the Shares arising under the Company’s governing documents or under applicable securities laws including any state “blue sky” laws (collectively, the “Permitted Equity Exceptions”).

1.2    Consideration. The consideration for the Shares ((a)-(c) below, collectively, the “Closing Date Consideration”) shall be comprised of (a) of a credit bid pursuant to Section 363(k) of the Bankruptcy Code comprised of $33,500,000 of the Secured Obligations; (b) of a credit bid pursuant to Section 363(k) of the Bankruptcy Code comprised of $6,500,000 of the DIP Obligations; and (c) $1,700,000 cash to be paid to the Seller’s chapter 11 estate. This Agreement, the Debtor-in-Possession Credit Agreement, and the other documents and agreements executed in connection with this Agreement and the Contemplated Transaction are each a “Transaction Document” and collectively the “Transaction Documents.”

1.3    Mutual Releases.

(a)     Definitions. In this Section 1.3, the following terms have the following meanings:

(i)    “Released Claims” means any claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever and other similar rights, demands, defenses, offsets, accounts, contracts, actions and causes of action lawsuits and complaints, debts, losses, obligations, liabilities, rights, rights of recovery and damages of every kind, nature or description whatsoever, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, pending or threatened, arising in law or equity, upon contract or tort or under any state or federal law or otherwise and whether for general, special, statutory, punitive or other damages, sanctions, costs, or attorneys’ fees, or for equitable, declaratory, injunctive, reimbursement, or other relief, in each case including all derivative claims and whether currently pending or in process and whether arising in the past, present or future, or action or failure to take action at any time at or prior to the Closing that any Debtor Releasing Person has or is entitled to make or assert, file or bring against any Buyer Released Person, or that any Buyer Released Person has or is entitled to make or assert, file or bring against any Debtor Releasing Person, in each case by, on behalf of or relating directly or indirectly to the Debtors (and their successors and assigns) and Debtors’ estates, which Released Claims shall include, for the avoidance of doubt, claims against the Buyer, the Debtors, and each of their Representatives, the Intercompany Obligations, the DIP Obligations, and the Secured Obligations; provided, however, that Released Claims does not include any Parties’ obligations arising under this Agreement or the duty to act in good faith; provided further, however, that nothing herein shall constitute a release of any obligation owed by the Company to Buyer.

(ii)    “Representatives” means as to any person and its past, present, and future, directors, officers, employees, managing members, partners, general partners, agents, advisors, representatives, and consultants (including legal advisors, financial advisors and accountants), equity holders, predecessors, heirs, subsidiaries, successors and assigns, in each case, solely in their capacity as such; provided that for the purposes of these releases, the Debtors and their current and former direct or indirect subsidiaries (except the Company and its subsidiaries) and such parties’ current and former directors, managers, officers, or employees, solely in their capacities as such, shall not be Representatives of the Buyer Released Persons, and the Company and the Debtors shall not be Representatives of each other.

(b)     Mutual Releases. On the Closing Date (as defined below), and provided that the Sale Order has become a final order of the Bankruptcy Court as set forth in Section 6.1(c), and is not subject to reversal on appeal and is not stayed or subject to stay by any court, the Parties will and hereby do release each other as set forth as follows:

(i)    Releases of Buyer and Company. Effective immediately following the Closing, each of the Debtors and their estates, on its own behalf, and on behalf of its and their Representatives (each, a “Debtor Releasing Person” and, collectively, the “Debtor Releasing Persons”) hereby fully, irrevocably and forever releases and discharges the Company, Buyer, Buyer’s designee (as set forth in Section 10.15 hereof), and in each case their Representatives (each, a “Buyer Released Person” and collectively, the “Buyer Released Persons”) from all Released Claims; provided, that notwithstanding anything herein, none of the Debtor Releasing Persons shall be deemed to have released any claims against the Debtors and their current and former direct or indirect subsidiaries (except the Company and its subsidiaries) and such parties’ current and former directors, managers, officers or employees solely in their capacity as such; provided further that no Debtor Releasing Person or Buyer shall be deemed to have released any rights they may have under any applicable D&O policy of insurance and the releases provided herein shall not otherwise affect any D&O policy of insurance. For the avoidance of doubt, the Debtor Releasing Persons shall include any and all persons and entities who could bring or otherwise may assert standing to bring any Released Claim on behalf of or derivatively for the Debtor Releasing Persons, including the Official Committee of Unsecured Creditors, any chapter 7 or chapter 11 trustee of the Debtors’ estates, any litigation trust, liquidation trust, plan agent, or other vehicle created under any Debtors’ plan of liquidation to possess and bring claims or causes of action.

(ii)    Release of Debtors. Effective immediately following the Closing, each Buyer Released Person, on its own behalf, and on behalf of its and their Representatives, hereby fully, irrevocably, and forever releases and discharges the Debtor Releasing Persons and in each case their Representatives from any liability whatsoever on or otherwise in relation to all Released Claims; provided, however, that such release does not release (i) any guarantor that is not a Debtor; and (ii) any entity that is not a Debtor Releasing Person from any claims other than the Released Claims.

(c)     Preservation of Claims. Except as specifically set forth in this Section 1.3 hereof, nothing contained in this Agreement shall operate as a waiver, release, or satisfaction of any obligation of (i) any guarantor that is not a Debtor; and (ii) any entity that is not a Debtor Releasing Person from any claim other than the Released Claims. If the Contemplated Transactions are rescinded, avoided, clawed back, or otherwise reversed in whole or part, whether on appeal or otherwise, the releases in this Section 1.3 shall be void and ineffective for all purposes as if never having been given, and all amounts of the Secured Obligations, the DIP Obligations, and any other claims that Buyer has, whether or not credit bid, shall be deemed reinstated and timely asserted.

ARTICLE II

CLOSING

2.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the date that is no more than 14 days following satisfaction, or to the extent permissible, waiver in writing by the appropriate Party of the last condition precedent to Closing as set forth in this Agreement, or on such other date as the Parties may mutually agree in writing (the date of the Closing being the “Closing Date”). The transfer of the Shares pursuant to this Agreement is to be reflected on the stockholder records of the Company. As used herein “Business Day” means any day other than a Saturday, Sunday, or a day on which the Federal Reserve Bank located in Houston, Texas is closed.

2.2    Seller’s Deliveries.

(a)    Buyer acknowledges Seller’s previous delivery of the Schedules to this Agreement and confirms that the Schedules are in a form and substance satisfactory to Buyer. At Closing, Seller shall deliver to Buyer (a) the Sale Order, which shall have been entered in form and substance satisfactory to Buyer in all respects and shall have become a final order; (b) executed stock powers transferring the Shares, (c) a Form W-9 of Seller, (d) a certificate of an executive officer of Seller to the effect that the conditions set forth in Section 6.2(a) have been satisfied, and (e) a certificate duly executed by the secretary or equivalent officer of Seller certifying as to (i) an attached copy of the resolutions of the governing body of Seller authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transaction and stating that such resolutions have not been amended, modified, revoked or rescinded and (ii) the incumbency, authority and specimen signature of each officer of Seller executing this Agreement on behalf of Seller.

2.3    Buyer’s Deliveries. At Closing, Buyer shall deliver to Seller (a) a writing acknowledging the satisfaction of the Closing Date Consideration amount as consideration for the transfer of the Shares, (b) a certificate of an executive officer of Buyer to the effect that the conditions set forth in Section 6.1(a) have been satisfied, (c) payment of the $1,700,000 cash by wire transfer of immediately available funds to the account specified by Seller no fewer than two Business Days prior to the Closing; (d) funding in full of all outstanding DIP Obligations and (e) a certificate duly executed by the secretary or equivalent officer of Buyer certifying as to (i) an attached copy of the resolutions of the governing body of Buyer authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transaction and stating that such resolutions have not been amended, modified, revoked or rescinded and (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement on behalf of Buyer. At Closing, the Company will issue a new stock certificate to Buyer and resolutions transferring the Shares into Buyer’s name.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SHARES

Seller represents and warrants to Buyer as follows:

3.1    Ownership of the Shares. Seller is the sole legal owner of the Shares, free and clear of all Encumbrances other than the Secured Obligations and pursuant to that certain Security Agreement dated November 7, 2022, by and between Seller and Front Line Power Construction, LLC, a Texas limited liability company (the “Intercompany Obligation”) and Permitted Equity Exceptions. Seller has made no prior assignment or sale of the Shares and no other person or entity has any right, title, or interest therein.

3.2    Validity and Enforceability. The execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transaction have been authorized by all requisite corporate action. Subject only to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed by Seller and (assuming this Agreement constitutes a valid and binding agreement of Buyer) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

3.3    Authority of Seller. Subject only to the entry and effectiveness of the Sale Order, Seller has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer and deliver to Buyer valid, lawful, and marketable title to the Shares, subject to the Secured Obligations and the Permitted Equity Exceptions.

3.4    Title. Upon Closing, Buyer will acquire lawful, valid, and marketable title to the Shares free and clear of all Encumbrances other than the Secured Obligations and the Permitted Equity Exceptions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING COMPANY

Seller represents and warrants to Buyer as follows:

4.1    Organization of Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all necessary corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on is business as it is currently conducted.

4.2    Compliance with Legal Requirements. Except as set forth on Schedule 4.2, (a) the Company is in compliance in all material respects with each federal, state, local, municipal, or foreign law, ordinance, code, regulation, statute or treaty, including without limit, laws concerning pollution or protection of the environment and public health and safety (collectively “Legal Requirements”), that are applicable to it or to the conduct or operation of the Company’s business or the ownership or use of any of its assets; and (b) to the Knowledge of Seller, neither Seller nor the Company has received any written notice from any Governmental Body asserting any actual, alleged, or potential material violation of, or failure to comply with, any Legal Requirements. For purposes of this Agreement, “Knowledge of Seller” shall mean the actual knowledge of Michael McCracken after due inquiry of his direct reports.

4.3    Financial Reports. Except as set forth on Schedule 4.3, Seller has provided accurate financial reports in conjunction with the Chapter 11 Cases that accurately represent the Company’s financials in all material respects.

4.4    Subsidiaries. Except for PON Communications, LLC, a Georgia limited liability company, each subsidiary of the Company that was organized in the United States of America is duly organized and validly existing and in good standing under the laws of the United States jurisdiction in which it was organized. Except as set forth on Schedule 4.4, all of the issued and outstanding equity interests of the Company’s subsidiaries are held beneficially and of record by the Company or a subsidiary.

4.5    Litigation. Except as set forth on Schedule 4.5, to the Knowledge of Seller, there are no material pending actions, suits or proceedings at law or in equity against the Company or any of its properties or assets that challenge or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Contemplated Transaction.

4.6    Tax Returns. Except as set forth on Schedule 4.6, (a) the Company has filed or caused to be filed all income or other material tax returns that were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements, and (b) all tax returns filed by the Company are correct and complete in all material respects.

4.7    No Conflict. Subject to the entry of the Sale Order, and except as set forth on Schedule 4.7, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the Contemplated Transaction, nor compliance by Seller with any of the provisions hereof, shall (a) conflict with or result in any breach of the articles of incorporation or bylaws of the Company, or (b) result in a violation or breach of, or constitute (with or without notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, or mortgage of the Company (other than the Secured Obligations and the Intercompany Obligation).

4.8    Broker’s or Finder’s Fees. Other than the fees to be paid by Seller to Moelis & Company LLC, there are no business or brokerage fees for the Contemplated Transaction due by or on behalf of Seller or the Company to any person, and Seller will pay all such fees that are due or become due by or on behalf of Seller or the Company, and indemnify and hold Buyer and Company harmless for the same. If any other fees are due to intermediaries, such fees will be paid for by Seller.

4.9    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, SELLER AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY OR ON BEHALF OF SELLER, THE COMPANY OR ANY OTHER PERSON. SELLER AND ITS AFFILIATES WILL NOT, AND NO OTHER PERSONS WILL, HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREIN, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER (ELECTRONIC OR OTHERWISE).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

In addition to the representations and warranties contained elsewhere in this Agreement, Buyer hereby makes the following representations and warranties to Seller as of the Execution Date and the Closing Date:

Buyer represents and warrants to Seller that each of the following is true:

5.1    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah.

5.2    Authority of Buyer. Buyer has full and unrestricted legal right, power, and authority to enter into this Agreement and purchase the Shares. Buyer represents that neither the execution and delivery of this Agreement or any other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease, or other instrument or any Legal Requirement applicable to Buyer.

5.3    Validity and Enforceability. This Agreement has been, and each other Transaction Document will be, duly executed and delivered by Buyer and assuming due execution by each counterparty thereto, constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.4    No Conflict. The execution, delivery and performance of this Agreement and all writings relating hereto by Buyer have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the Contemplated Transaction, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the certificate of organization or operating agreement of Buyer; (ii) violate any federal, state, local, municipal, or foreign law, ordinance, principle of common law, code, regulation, statute, or treaty; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

5.5    Broker’s and Finder’s Fees. No agent, broker, person, or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s or finder’s fees in connection with the Contemplated Transaction.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1    Conditions to Seller’s Obligations. Seller’s obligation to make the deliveries required of Seller at the Closing and otherwise consummate the Contemplated Transaction shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Seller):

(a)    All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and Buyer shall have substantially performed or tendered performance of each material covenant on Buyer’s part to be performed which, by its terms, is required to be performed at or before the Closing.

(b)    No action, suit or other proceedings that are not stayed by the Bankruptcy Court shall be pending before any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, or any arbitrator or arbitral body (each, a “Governmental Body”) seeking or threatening to restrain or prohibit the consummation of the Contemplated Transaction, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any law, decree or regulation of any Governmental Body having appropriate jurisdiction.

(c)    The Bankruptcy Court shall have entered the Sale Order in form and substance satisfactory to Buyer, and the Sale Order shall have become final and no longer subject to appeal, and will not have been appealed or, if appealed, is not stayed at the Closing Date.

(d)    Buyer shall have delivered the items set forth in Section 2.3.

(e)    Buyer shall have funded all amounts pursuant to the terms of the Debtor-in-Possession Credit Agreement.

6.2    Conditions to Buyer’s Obligations. Buyer’s obligation to make the deliveries required of Buyer at the Closing and otherwise consummate the Contemplated Transaction shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Buyer):

(a)    All of the representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, except to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and Seller shall have substantially performed or tendered performance of each material covenant on Seller’s part to be performed which, by its terms, is required to be performed at or before the Closing.

(b)    No action, suit or other proceedings that is not stayed by the Bankruptcy Court shall be pending before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Contemplated Transaction, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree, or regulation of any Governmental Body having appropriate jurisdiction.

(c)    The Bankruptcy Court shall have entered the Sale Order in form and substance satisfactory to Buyer, and the Sale Order shall have become final and no longer subject to appeal, and will not have been appealed or, if appealed, is not stayed at the Closing Date.

(d)    Seller shall have delivered the items set forth in Section 2.2.

ARTICLE VII

BANKRUPTCY COURT ACTIONS AND APPROVALS

7.1    It is expressly acknowledged that a condition precedent for all of Buyer’s obligations under this Agreement is entry by the Bankruptcy Court of the Sale Order in form and substance satisfactory to Buyer, and that the Sale Order shall have become final and no longer subject to appeal, and will not have been appealed or, if appealed, is not stayed at the Closing Date. In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Seller shall immediately notify Buyer of such appeal or stay request and shall provide to the Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from such orders. Seller agrees to take all action as may be reasonable and appropriate to defend against such appeal or stay request and Seller and Buyer agree to use their reasonable efforts to obtain an expedited resolution of such appeal or stay request; provided, however, that Seller shall not be required to expend any funds in so doing; provided, further, that nothing herein shall preclude the Parties from consummating the transactions contemplated hereby if the Sale Order shall have been entered and has not been stayed and Buyer, in its sole and absolute discretion, waives in writing the condition that the Sale Order be a final order. After entry of the Sale Order, Seller shall not take any action which is intended to or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification, or staying of the Sale Order unless the Buyer consents to such action in writing.

ARTICLE VIII

[RESERVED]

ARTICLE IX

TERMINATION

9.1    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Parties. If the Parties validly terminate this Agreement pursuant to mutual written consent, no Party shall be entitled to recover any damages, costs or termination fees, in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy.

9.2    Termination by Either Buyer or Seller. This Agreement may be terminated at any time prior to the Closing Date by either Buyer or Seller if (i) the Bankruptcy Court denied the Sale Motion or (ii) any Governmental Body shall have enacted, promulgated, issued, or entered an order or enforced any injunction, judgment, order, or ruling permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transaction and either (a) thirty days shall have elapsed from the issuance of such order and such order has not been removed or vacated, or (b) such order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.2 shall not be available to any Party whose violation or breach of this Agreement has caused any of the other Party’s conditions set forth in Section 6.1 or Section 6.2, as applicable, to not be capable of being satisfied.

9.3    Termination by Buyer. This Agreement may be terminated at any time prior to the Closing Date by Buyer as follows:

(a)    if there has been a material breach of any covenant, representation or warranty contained in this Agreement by Seller that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.2 not to be satisfied if such conditions were measured at the time of such material breach and (i) such material breach has not been waived, either in writing or pursuant to the terms of this Agreement, by Buyer, (ii) Buyer has provided written notice to Seller of such material breach and its intent to terminate this Agreement pursuant to this Section 9.3(b) and, (iii) which material breach Seller has failed to cure within 7 days following its receipt of written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.3(b) if there has been a material breach by Buyer of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.1 to not be capable of being satisfied;

(b)    the Contemplated Transaction has not been consummated by November 30, 2023 (the “End Date”); provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.3(c) if there has been a material breach by Buyer of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.1 to not be capable of being satisfied;

(c)    if the Bankruptcy Court enters any order approving any Alternative Transaction or confirming any chapter 11 plan involving any Alternative Transaction; or

(d)    if the Chapter 11 Cases shall be dismissed or converted to cases under chapter 7 of the Bankruptcy Code, or a chapter 11 trustee has been appointed, and, with respect to any of the foregoing, the trustee or Seller (as applicable) does not timely indicate their willingness to fulfill the obligations in this Agreement.

As used in this Agreement, “Alternative Transaction” means, within 210 days of the Execution Date hereof, (a) any transaction regardless of form involving the sale or other transfer or conveyance of any of the Shares to anyone other than the Buyer whether approved by the Bankruptcy Court or otherwise, (b) Buyer not being the successful bidder or backup bidder in any auction conducted to sell the Shares pursuant to the Bankruptcy Case and the Bankruptcy Court approves another bidder as the successful bidder, (c) confirmation by the Bankruptcy Court of a plan of reorganization or liquidation under which Seller fails to sell the Shares to Buyer, or (d) conversion of the Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.

9.4    Termination by Seller. This Agreement may be terminated at any time prior to the Closing Date by Seller as follows:

(a)    if there has been a material breach of any covenant, representation or warranty contained in this Agreement by Buyer that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.1 not to be satisfied if such conditions were measured at the time of such material breach and (A) such material breach has not been waived, either in writing or pursuant to the terms of this Agreement, by Seller, (B) Seller has provided written notice to Buyer of such material breach and its intent to terminate this Agreement pursuant to this Section 9.4(a) and, (C) which material breach Buyer has failed to cure within 7 days following its receipt of written notice thereof from Seller; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.4(a) if there has been a material breach by Seller of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.2 to not be capable of being satisfied;

(b)    if the Contemplated Transaction has not been consummated by the End Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.4(b) if there has been a material breach by Buyer of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 6.2 to not be capable of being satisfied; or

(c)    at any time prior to the time the Sale Order is entered by the Bankruptcy Court, in order to enter into a definitive written agreement in connection with an Alternative Transaction solicited by Seller in accordance with the procedures set forth in the Procedures Order.

9.5    Effect of Termination. Subject to the second sentence of this Section 9.5, if any Party validly terminates this Agreement pursuant to this Article IX, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for this Article IX and Article X, which shall each survive the termination of this Agreement in accordance with their terms. Notwithstanding the foregoing, termination of this Agreement in accordance with this Article IX shall not relieve any Party from liability as a result of any knowing and willful breach by such Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of such termination.

ARTICLE X

MISCELLANEOUS

10.1    Survival. Seller and Buyer acknowledge and agree that all of the representations and warranties of the Parties set forth in this Agreement or in any certificate delivered pursuant hereto will expire as of the Closing and be of no further force or effect on and after the Closing. All covenants and agreements contained in this Agreement, and in the other agreements contemplated hereby, that by their terms require performance prior to or at the Closing shall terminate on the Closing Date and neither Seller nor any other Party shall have any liability with respect to such covenants and agreements; provided, that Buyer’s obligation to deliver the Closing Date Consideration and the other consideration contemplated by this Agreement to be delivered at the Closing shall survive the Closing indefinitely until such obligation is performed in full. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof.

10.2    Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand (with written confirmation of receipt), (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) seven days after being mailed, if sent by first class mail, return receipt requested, or (d) if sent by confirmed facsimile, telecopy, or other electronic transmission device. Notices, demands, and communications to Buyer and Seller will, unless another is specified in writing, be sent to the address indicated below.

To Seller or, prior to the Closing, the Company:

Orbital Infrastructure Group, Inc.

Attn: William J. Clough, Esq.

5444 Westheimer Road, Suite #1650

Houston, TX 77056

Email: wclough@orbinf.com

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

Attention: Charles A. Beckham, Jr.; Valisa Berber-Thayer

Email: charles.beckham@haynesboone.com;

valisa.berber-thayer@haynesboone.com

To Buyer or, after the Closing, the Company:

Streeterville Capital, LLC, a Utah limited liability company

Attn: John Fife, President

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

Email: jfife@chicagoventure.com

With a copy to (which shall not constitute notice):

Attn: Brian M. Rothschild

Parsons Behle & Latimer

One Utah Center

201 South Main Street, Suite 1800

Salt Lake City, Utah 84111

brothschild@parsonsbehle.com

10.3    Entire Agreement. This Agreement, together with the agreements attached hereto as schedules and attachments and that certain Confidentiality Agreement, dated August 15, 2023, by and between Seller and Buyer (the “Confidentiality Agreement”), constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. Buyer acknowledges that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III and Article IV, and that Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III and Article IV.

10.4    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Section 10.15 hereof, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto.

10.5    Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

10.6    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waving. Except as otherwise set forth in this Agreement, no (a) failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; and (b) single or partial exercise of any right, remedy, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.7    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.8    Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against a Party in the Bankruptcy Court, and each Party consents to the jurisdiction thereof (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.10    Representation.

(a)    Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement.

(b)    It is understood and agreed that Parsons Behle & Latimer (“PBL”) represents Buyer in connection with the preparation of this Agreement and the other Transaction Documents and does not represent the Seller or the Company. The Seller expressly acknowledges that Seller has been advised (a) that Seller has not been represented by PBL with respect to this Agreement and the other Transaction Documents and the transactions contemplated herein and (b) to seek separate counsel of their own with respect to the same.

(c)    Buyer expressly acknowledges and agrees that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) has represented only the Company and Seller. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between the Seller, on the one hand, and Buyer or its affiliates (including the post-Closing Company), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer (on its own behalf and on behalf of its representatives and affiliates, including the post-Closing Company) hereby consents to H&B’s representation of the Seller in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer and its representatives and affiliates, including the post-Closing Company. Buyer (on its own behalf and on behalf of its representatives and affiliates, including the post-Closing Company) also acknowledges and agrees that H&B has been and will be providing legal advice to the Company and Seller in connection with the Agreement and any transactions contemplated herein up to and including the Closing and in such capacity, will have had confidential and/or privileged communications between H&B, on the one hand, and the Company and the Seller, on the other hand, including written and electronic communications between or among H&B, the managers, directors, officers, members, accounting firm, and/or employees of the Company or any subsidiary, relating to this Agreement and any transactions contemplated under this Agreement that predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and affiliates, including the post-Closing Company) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to the Seller and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Seller and shall not pass to or be claimed by Buyer or its respective affiliates (including the post-Closing Company). In furtherance of the foregoing, the Parties agree to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect, and be owned and controlled solely by the Seller. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the post-Closing Company) also agrees that it will not directly or indirectly obtain or seek to obtain from H&B any such Privileged Materials (or assist any other person to do so) and agrees not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties relating to the transactions under this Agreement after the Closing. Furthermore, Buyer (on its own behalf and on behalf of the post-Closing Company) agrees that in the event of a claim under this Agreement, neither of Buyer nor the post-Closing Company will assert any privilege (including the attorney-client privilege) that would deny to the Seller reasonable access to, or copies of, any materials, communications, or other information reasonably relevant to the Seller’s pursuit or defense of such claim, and agrees to direct its attorneys and other representatives to provide such access and copies. This Section 10.10(c) is for the benefit of the Seller, the Company, and H&B. H&B is an intended third-party beneficiary of this Section 10.10(c). This Section 10.10(c) shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 10.10(c).

10.11    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, or other consultants or advisors, incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, for due diligence, documentation and negotiation) shall be paid by the party incurring such costs and expenses.

10.12    Third-Party Beneficiaries. Other than Section 10.10 (with respect to H&B’s representation of Seller and the Company and PBL’s representation of Buyer under this Agreement) each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.13    Non-Recourse. This Agreement may only be enforced against, and any claim, action, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

10.14    Confidentiality; Publicity.

(a)    Any information provided to or obtained by Buyer in connection herewith is subject to the Confidentiality Agreement and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

(b)    Except as may be required to comply with the requirements of any applicable law, including any requirements of the Bankruptcy Court in connection with the Chapter 11 Cases, in each case in the reasonable opinion of counsel to such Party or the rules and regulations of any stock exchange, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of (c) with respect to such releases or announcements by Buyer or the Company (from and after the Closing Date), Seller, or (d) with respect to such releases or announcements by Seller or the Company (prior to the Closing Date), Buyer; provided, that in connection with any press release or public announcement required by law or the regulations of any stock exchange, Buyer and Seller shall, to the extent practicable and permitted by law, have the right to review and reasonably comment on such public announcement prior to publication.

10.15    Assignment to Affiliate. Buyer shall have the right to assign this Agreement at Closing to its designated affiliates. Buyer shall continue to be obligated for all of its obligations under this Agreement to Seller. Buyer hereby designates GTS Holdings LLC, a Utah limited liability company as its designee, which shall be entitled to all rights of Buyer hereunder.

10.16    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    Agreement. The term “this Agreement” means this Purchase Agreement together with the schedule and attachment hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

(b)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c)    Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(d)    Attachments. The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(e)    Gender and Number. Words of masculine gender will also include the feminine and neutral genders, and vice versa. Words imparting the singular number will also include the plural, and vice versa.

(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole, including the Schedules hereto, and not merely to any particular section, subsection, paragraph, subparagraph, clause or subdivision in which such words appear unless the context otherwise requires.

(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)    Agreements and Instruments. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

(i)    Made Available. Any reference to materials or information being “furnished” or “made available” by Seller or the Company or words of similar meaning means that such materials or information have been uploaded to the virtual data room titled “Project Ocelot VDR” hosted by Datasite prior to the Execution Date or Closing Date, as applicable, or been delivered to Buyer by email (with acknowledgment of receipt) or any other means mutually agreeable to the Parties, in each case, at least 48 hours prior to the Execution Date or Closing Date, as applicable.

The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All representations and warranties set forth in this Agreement or Transaction Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Without limiting Buyer’s rights otherwise set forth herein, no person is asserting the truth of any representation and warranty set forth in this Agreement or the Transaction Documents; rather, the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the untruth of such representation and warranty.

10.17    Guarantor Obligations. For the sake of clarity and except as otherwise explicitly set forth herein, the Parties acknowledge and agree that nothing in this Agreement or the documents being executed by the Parties pursuant to the terms hereto will be construed, interpreted or applied in such a way as to release any guarantor, other than the Debtors and the Debtor Released Parties of its obligations under any of the Prior Loan Documents or the Debtor-in-Possession Credit Agreement, including any obligations under any guaranty executed by a guarantor thereto, and including specifically the Company.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

Orbital Infrastructure Group, Inc. a Texas corporation By: /s/ James F. O’Neil Name: James F. O’Neil Title: Chief Executive Officer

BUYER:

Streeterville Capital, LLC a Utah limited liability company By: /s/ John Fife Name: John Fife Title: President